Exhibit 5.1

CLIFFORD CHANCE US LLP 31 WEST 52ND STREET NEW YORK, NY 10019-6131 TEL +1 212 878 8000 FAX +1 212 878 8375 www.cliffordchance.com

Retail Opportunity Investments Corp. Retail Opportunity Investments Partnership, LP 8905 Towne Centre Drive, Suite 108 San Diego, California 92122	December 3, 2014

Ladies and Gentlemen:

We have acted as counsel to Retail Opportunity Investments Partnership, LP (the “Operating Partnership”) and Retail Opportunity Investments Corp. (the “Company”) in connection with the registration statement on Form S-3 (Registration Nos. 333-189057, 333-189057-01) (the “Registration Statement”), as filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

We are furnishing this letter to you in connection with the offer and sale by the Operating Partnership of $250,000,000 4.000% Senior Notes due 2024 (the “Notes”) pursuant to the Underwriting Agreement dated November 18, 2014 (the “Underwriting Agreement”), by and among the Operating Partnership and the Company, and U.S. Bancorp Investments, Inc., Jefferies LLC, J.P. Morgan Securities LLC and RBC Capital Markets, LLC, as representatives of the several underwriters named therein (the “Underwriters”). The Notes have been issued pursuant to the Indenture dated as of December 9, 2013 (the “Base Indenture”), as supplemented by the Second Supplemental Indenture to the Indenture, dated as of December 3, 2014 (together with the Base Indenture, the “Indenture”) by and among the Operating Partnership, the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The payment of principal and interest on the Notes will be fully and unconditionally guaranteed by the Company pursuant to the Indenture (the “Guarantee”).

In rendering the opinion expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Indenture, the Notes and the Guarantee and certain resolutions of the board of directors of the Company (the “Board of Directors”), acting for itself and its capacity as sole member of Retail Opportunity Investments GP, LLC, the general partner of the Operating Partnership (the “General Partner”), relating to the transactions contemplated by the Underwriting Agreement and the Indenture and other related matters. As to factual matters relevant to the opinion set forth below, we have relied upon certificates of officers of the Company and the Operating Partnership and public officials and representations and warranties of the parties set forth in the Underwriting Agreement.

Based on, and subject to, the foregoing, the qualifications and assumptions set forth herein and such other examination of law as we have deemed necessary, we are of the opinion that:

1.        The Notes have been duly authorized by the Operating Partnership, and, when duly executed, issued and authenticated in accordance with the provisions of the Indenture and validly delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, will constitute legal, valid and binding obligations of the Operating Partnership enforceable against the Operating Partnership in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity and, with respect to equitable relief, the discretion of the court before which any proceeding therefor may be brought (regardless of whether enforcement is sought in a proceeding at law or in equity).

2.        The Guarantee has been duly authorized by the Company and, assuming the authentication of the Notes by the Trustee in accordance with the provisions of the Indenture and the valid issuance and delivery of the Notes to which the Guarantee is affixed, will constitute a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity and, with respect to equitable relief, the discretion of the court before which any proceeding therefor may be brought (regardless of whether enforcement is sought in a proceeding at law or in equity).

The opinions set forth in this letter relate only to the Federal laws of the United States, the laws of the State of New York, the Delaware Revised Uniform Limited Partnership Act and the Maryland General Corporation Law. We express no opinion as to the laws of another jurisdiction and we assume no responsibility for the applicability, or effect of the law of any other jurisdiction.

We consent to the filing of this opinion as Exhibit 5.1 to a Current Report on Form 8-K that shall be incorporated by reference into the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus supplement which is a part of the Registration Statement. In giving this consent, we do not concede that we are within the category of persons whose consent is required under the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Clifford Chance US LLP